Exhibit 99.1

Form of Corporate Governance Guidelines

MusclePharm Corporation

Adopted as of May 8, 2015

MusclePharm Corporation’s (the “Company’s”) Board of Directors has adopted these Corporate Governance Guidelines to reflect the Board’s strong commitment to sound corporate governance practices and to encourage effective policy and decision making at both the Board and management level, with a view to enhancing long-term value for the Company’s shareholders. These guidelines are intended to assist the Board in the exercise of its governance responsibilities and serve as a flexible framework within which the Board may conduct its business, not as a set of binding legal obligations.

These Corporate Governance Guidelines are not intended to change or interpret any federal or state law or regulation, including the Nevada Revised Statutes, or the Articles of Incorporation or Bylaws of The Company Corporation. These Corporate Governance Guidelines are subject to modification from time to time by the Board.

I.	RESPONSIBILITIES OF THE BOARD OF DIRECTORS

The Board acts as the management team’s adviser and monitors management’s performance. The Board also reviews and, if appropriate, approves significant transactions and develops standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

The Board is responsible for selecting and appointing the Chief Executive Officer and Chairman of the Board, as well as the Lead Independent Director of the Board, if any. The Chief Executive Officer shall select and appoint all other officers of the Company, subject to the Board’s approval of such appointments if required under the company’s Bylaws.

Each member of the Board (each, a “director” and collectively, the “directors”) is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Board committees on which such director sits, and review prior to each meeting the material distributed in advance for such meeting. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the Chairman or the chairperson of the appropriate committee in advance of such meeting.

The Board may represent the shareholder interest by pursuit of the long-term interest of the shareholders. Directors will also, as appropriate, take into consideration the interests of other stakeholders, including employees and the members of communities in which the Company operates.

The Board is also responsible for reviewing and establishing procedures designed to ensure that the Company’s management and employees operate in a legal and ethically responsible manner.

II.	BOARD COMPOSITON AND STRUCTURE
A.	Director Qualifications

The composition of the Company’s Board and Committees of the Board will satisfy all independence requirements of the national securities exchange on which the Company is listed, if any, and all requirements of the SEC (“Independent Directors”).

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

This assessment will include (but will not be limited to):

•

An evaluation of each members’ qualifications as independent (directors shall inform the Chairman of the Nominating and Corporate Governance Committee of any matter bearing on the director’s independence);

•

Consideration of diversity, skills and experience in the context of the Board’s needs and in order to refresh the board to account for changes to those needs attributable to factors such as the Company’s growth and new initiatives, new products, and new markets;

•	Past attendance and contributions to Company initiatives, activities and meetings;
•	Sufficiency of time available for devotion to the affairs of the Company;

•	Ability to represent the long-term interest of the Company’s shareholders;
•	Other general criteria for nomination to the Board that has been utilized in the past or is deemed desirable by the Nominating and Corporate Governance Committee; and
•

General criteria set forth for the above traits, including availability, independence, respect for Company policies, procedures, and confidences, cooperativeness, support for regulatory and legal compliance measures, teamwork, abilities and specialized experience that the Board seeks for determining candidates for election to the Board.

Additionally:

•	at least one member of the Board must be an “audit committee financial expert” (as defined by the Securities and Exchange Commission); and
•

there must be a sufficient number of Independent Directors to ensure a majority of Independent Directors on each of the Audit, Compensation, and Nominating and Corporate Governance Committees, unless a greater number are specified by the national exchange on which the Company’s securities are then listed of the SEC.

Nominees for directorship will be recommended to the Board by the Nominating and Corporate Governance Committee with the Board preserving to itself the authority for appointments, vacancies, size and nominations.

B.	Composition of the Board

At least a majority of the Board shall consist of Independent Directors, other than when vacancies reduce the size of the Board, in which case, the Board shall expeditiously undertake a search in order to fill any such vacancy.

C.	Size of the Board

The Certificate of Incorporation and Bylaws of the Company provide that the size of the Board shall be fixed by resolution of the Board. The Board shall periodically review the size of the Board, which may be increased or decreased if determined to be appropriate by the Board.

D.	Selection of the Chairman of the Board CEO/Lead Director

The positions of the Chairman and Chief Executive Officer (“CEO”) are currently held by the same person.  While the Company does not presently require the separation of the Chairman and CEO, the Board maintains flexibility with respect to the offices of Chairman and the CEO. The Board’s intention is to explore a plan and separate the role of Chairman and CEO at the appropriate time, determined by the Board, but anticipated to be prior to December 31, 2015.

In exploring changes to the Board as well as appointments, vacancies and nominations, following the Company’s 2015 Annual Meeting, including separation of Chairman and CEO roles, the Committee may engage experts on corporate governance to advise it and shall take into consideration the advice of such specialists as deemed appropriate in making recommendations to the entire Board, including regarding the timing and identification of candidates, but shall be governed by the Board’s determination in each instance.

When the positions of Chairman and Chief Executive Officer are held by the same person, the Independent Directors shall designate a Lead Independent Director.  The Chairman shall schedule, set the agenda for, and chair the meetings of the Board.  If the Chairman is not present, the Lead Independent Director shall chair such meetings. In addition, the Lead Independent Director shall preside over executive sessions of Independent Directors, serve as a liaison between the Chairman and the Independent Directors, and perform such other functions and responsibilities as requested by the Board from time to time. The initial Lead Independent Director appointed upon the adoption of these Guidelines shall be [   ] who shall serve until the Board shall elect by majority approval of the Board, a new Lead Independent Director at such time as the Board determines.

E.	Conflicts

Directors shall advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public corporation board or any other board that could: (i) take a material amount of the director’s time; and/or (ii) or negatively impact the Company, its business, reputation or prospects or involve a current or potential lender, shareholder, vendor, supplier or competitor. The Board does not believe that directors who retire or change the position they held when they became a member of the Board should necessarily leave the Board. Promptly following such an event, the director must notify the Board, which, along with the Chairman, shall review the continued appropriateness of the affected director remaining on the Board. The affected director is expected to act in accordance with the Board’s recommendation following such review.

F.	Board Service and Term Limits

The Board does not believe that it is in the best interest of the Company or its shareholders to establish term limits for directors.

While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they have the significant disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and, therefore, provide an increasing contribution to the Board as a whole.

The Nominating and Corporate Governance Committee will review the appropriateness of each director’s continuation on the Board, if eligible for re-election, prior to its recommendation to the Board of the slate of nominees for election to the Board of Directors.

G.	Directors Responsibilities

The director’s basic responsibility is to exercise his or her good faith business judgment of the best interests of the Company and its shareholders. In discharging these obligations, each director should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors absent evidence that makes such reliance unwarranted.

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to discharge properly their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting. Directors should review these materials in advance of the meeting and maintain the confidentiality of such information.

Members of the Board shall be responsible for:

•	overseeing the conduct of the Company’s business;
•	reviewing, and where appropriate, approving the Company’s major financial objectives, plans, and actions;
•	ensuring the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

The Board and each of its committees have the authority, at the company’s expense, to retain and terminate independent advisers as the Board and any such committee deems necessary for the purpose of effectuating the duties and responsibilities of such Board or committee.

H.	Executive Session

The Independent Directors will meet in executive session following each regularly scheduled Board meeting and at such other times as they may determine in order to satisfy the listing requirements of the national stock exchange upon which the Company’s securities are then listed for trading, if any.

The Independent Directors shall meet in executive session at least semi-annually to discuss, among other matters, the performance of the CEO.  The Independent Directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, copy the Chairman and CEO on any written communications between a director and an officer or employee of the Company, or advise the Chairman and CEO of any such oral communications.

I.	Director Compensation

Non-employee directors receive compensation that consists of a combination of cash and equity.  Employee directors are not paid additional compensation for their services as directors.

The form (cash and/or equity) and amount of director compensation will be determined by the Board based on a recommendation of the Compensation Committee based on the Compensation Committee’s consideration of the responsibilities and time commitment of company directors and information regarding the compensation paid at peer companies.  The Compensation Committee will periodically review the level and form of, and, if it deems appropriate, recommend to the Board changes in, director compensation.  The Compensation Committee will consider that directors’ independence may be jeopardized if director compensation and perquisites exceed customary levels, and that non-conventional items such as charitable contributions, could represent compensation to a Director.

The directors shall also be entitled (1) to have the Company purchase reasonable levels of directors’ and officers’ liability insurance on their behalf; (2) to the benefits of indemnification to the fullest extent permitted by law and the Company’s Articles of Incorporation, Bylaws and any indemnification agreements; and (3) to exculpation as provided by Nevada law and the Company’s Articles of Incorporation, subject to customary agreement regarding repayment in the event that such payments are unlawful or not permitted.

J.	Stock Ownership

The Company encourages directors to own equity in the company, whether in the form of stock, options, restricted stock units or otherwise. However, the amount and nature of a director’s equity ownership is a personal decision, and the Board has not adopted a policy requiring equity ownership by directors.  Review of Independent Director compensation will be performed by the Compensation Committee and recommendations periodically made for consideration by the entire Board.

K.	Director Orientation and Continuing Education

The Company will provide new directors with access to information and meetings with management in order to familiarize directors with the Company’s business. The Board believes that ongoing education is important for maintaining a current and effective Board. Accordingly, the Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs. The Company will reimburse directors for expenses incurred in connection with these education programs.

L.	CEO Evaluation and Management Succession

The Compensation Committee shall meet with the CEO on an annual basis to evaluate the performance of the CEO during the preceding year and to also review and approve the performance goals of the CEO for the succeeding year. The formal evaluation of the performance of the Chief Executive Officer should be made in the context of the Chief Executive Officer’s annual compensation review by the Compensation Committee, with appropriate input from other Independent Directors, and should be communicated to the Chief Executive Officer by the chairperson of the Compensation Committee.  The Compensation Committee will provide a report to the Board on the evaluation of the Chief Executive Officer’s performance and compensation. In consultation with the Chief Executive Officer, the Compensation Committee will also review the performance of each other executive officer in connection with the determination of the salary and bonus for those officers.

The Board is responsible for succession plans for the CEO, and only the Board may appoint a CEO.  The Nominating and Corporate Governance Committee shall make an annual report to the Board on succession planning. The CEO should at all times make available his or her recommendations and evaluations of potential CEO successors, along with a review of any development plans recommended for such individuals. The Board shall also monitor management’s succession plans for other key executives.

M.	Annual Performance Evaluation

The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board can improve.

N.	Assessing the Board Performance

The Board and each of its Committees shall conduct an annual self-assessment of each individual director’s performance, the Board’s performance, and the performance of each committee of the Board.  The Nominating and Governance Committee will oversee the self-assessment process and report evaluation results to the Board.

O.	Board Relationship to Senior Management

Board Access to Senior Management

Directors are encouraged to speak directly to any member of management regarding any questions or concerns the directors may have.

Attendance of Non-Directors at Board Meetings

The Board, subject to the approval of the Chairman or Lead Director, welcomes, from time to time, the attendance at Board meetings of non-Board members who are in senior management positions with the Company. The Board expects that management will use this process to provide additional insight into the items being discussed at meetings and give exposure to managers with senior management potential.

Board Interaction with Institutional Investors, the Press, Public

The Board believes that management speaks for the Company. Because management appoints persons to interact with institutional investors, the press, and members of the public, individual Directors ordinarily should not communicate directly with these constituencies about Company matters, unless requested to do so by the Board or management. If comments from the Board are appropriate, they should, in most circumstances, come from the Chairman of the Board or the Lead Director, as appropriate.

Stockholders may contact the Board about bona fide issues or questions about the Company by sending a letter to:

____

[   ]

4721 Ironton Street, Building A

Denver, Colorado 80239

Or by email to:

[   ]

Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication and the class and number of shares of the Company’s stock that are owned of record (if a record holder) and/or beneficially.  If a stockholder wishes to contact the Independent Directors, he or she should address such communication to the attention of the Lead Director at the address above. The Company’s Secretary or legal department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that it determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company, its products or services.

III.	BOARD MEETINGS
A.	Frequency of Meetings

There are five in-person scheduled meetings of the Board each year. Meetings may be held in locations that present opportunities to expose the Board to various facets of the Company’s business, are related to other Company business, or connected with a shareholder meeting. Efforts will be made to provide notice for regularly scheduled Board meetings not less than 30 days prior to the scheduled date in order to facilitate personal attendance for Directors that desire to participate in person.

B.	Agenda

The Chairman and Lead Director will establish the agenda for each Board meeting. At the beginning of the year, the Chairman and Lead Director will establish a schedule of significant agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is encouraged to suggest the inclusion of items on the agenda. Each Board member is free to raise, at any Board meeting, subjects that are not on the agenda for that meeting. The Board will review The Company’s long-term strategic plans and the principal issues that The Company will face in the future during at least one Board meeting each year.

C.	Board Materials Distributed in Advance

Management shall attempt to make available, one week in advance, any information that is important to the Board’s or a committee’s understanding of the business to be conducted of each meeting. Management should attempt to make this material concise, while still providing the necessary information. This permits more meeting time to be spent on discussion and questions from Directors. If the Chairman and Lead Director determine the subject is too sensitive to be distributed in writing, a presentation should be made at the meeting or in a conference call.

On an ongoing basis, the Independent Board members expect management to keep them informed regarding the initiation and progress of decisions that may require Board approval.  This should be done through formal and informal conversations between management and the Board, either in person or in conference calls.  Once a decision regarding such an event reaches a conclusion that requires Board approval, a resolution shall be passed or Unanimous Written Consent (“UWC”) will be drafted.  It will be sent to all

Board members, with appropriate supporting documentation and adequate time for members to raise questions which, in general, should not be less than 72 hours prior to the desired execution date of the UWC.  If issues are complex or not previously discussed, management is strongly encouraged to address questions in a conference call.

D.	Director Attendance at Annual Shareholder Meetings

It is the Board’s policy that, absent unusual or unforeseen circumstances, all of the directors of the Company are expected to attend each Annual Meeting of shareholders.

Board meeting dates shall be established in advance by the Chairman. Directors are expected to attend Board meetings and meetings of committees on which they serve, to spend the time needed and meet as frequently as necessary to discharge properly their responsibilities. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the Directors before the meeting. Directors should review these materials in advance of the meeting. Directors shall ensure that other existing or future commitments do not materially interfere with their ability to fulfill their responsibilities as Directors.

The Company’s employees with a title of Senior Vice President and above shall obtain the approval of the Chairman of the Board before accepting an invitation to serve on the board of another for-profit company.

IV.	COMMITTEE MATTERS
A.	Names and Independence of Board Committees

The Board has three standing committees: Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee.  The purpose and responsibilities of each committee are described in charters adopted by the Board. The Board may, from time to time, form a new committee or disband a current committee, or re-allocate responsibilities of one committee to another committee. In addition, the Board may form ad hoc committees from time to time, and determine the composition of the committees.

B.	Committee Assignments

The Nominating and Corporate Governance Committee, after consultation with the Chairman of the Board, makes recommendations for approval by the Board with respect to assignment of Directors to committees, and the Chairs of committees, although each committee generally elects its own chairperson.

C.	Committee Meetings

The Chair of each committee, in consultation with the committee members, determines the frequency, agenda, and length of committee meetings consistent with any requirements of the committee’s charter. The schedule of all committee meetings is furnished to all Directors.

D.	Committee Agenda

The Committee Chairman develops the agenda and involves the Company as appropriate. Agendas are distributed to all committee members in advance of a meeting. Although the final agenda will be determined by the chairman of the committee, other Directors may suggest additional agenda items and may raise subjects that are not on the agenda at any meeting.

V.	OMNIBUS
A.	Consistence with Articles of Incorporation

To the extent that any provision or section of the Corporate Governance Guidelines may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Company, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

B.	Amendment/Waiver

The Nominating and Corporate Governance Committee will annually review these Corporate Governance Guidelines and propose any changes it deems appropriate to the Board for consideration.  The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation, and, provided further, that any such modification or waiver is appropriately disclosed.

C.	Certification

These Corporate Governance Guidelines were duly approved and adopted by the Board of Directors of the Company on the 8th day of May 2015.